EXHIBIT 1A - 6E

LOAN AGREEMENT

between

NONPROFIT FINANCE FUND

and

TECHSOUP GLOBAL

Dated as of December 21, 2018

-i-

Table of Contents

(continued)

-ii-

Appendices, Exhibits and Schedules

Appendix 1 – Definitions Index and Rules of Construction

Exhibit A – Form of Borrowing Request

Exhibit B – Form of Note

Exhibit C – Form of Officer’s Certificate

Exhibit D – Project Budget

Exhibit E – Form of Security Agreement

Schedule 1.4 – Projections

Schedule 3.5– Litigation

Schedule 3.6 – Outstanding Indebtedness

Schedule 3.7 – Existing Liens

-iii-

LOAN AGREEMENT

This LOAN AGREEMENT (the “Agreement”) is made and entered into as of December 21, 2018 by and between TECHSOUP GLOBAL, a California nonprofit public benefit corporation (the “Borrower”), and NONPROFIT FINANCE FUND, a New York not-for-profit corporation (“NFF”).

W I T N E S S E T H

WHEREAS, Borrower has determined that it is in its best interests to secure a working capital loan to be used for research and development costs related to its NGO Technology Marketplace and Global Validation & Data Services business lines (the “Project”) and for the other purposes set forth herein; and

WHEREAS, in a loan application (the “Loan Application”), Borrower has requested that NFF lend it the sum of FOUR MILLION US DOLLARS ($4,000,000) for a working capital loan, and NFF is willing to do so, upon the terms and conditions hereinafter set forth;

WHEREAS, Borrower is willing to secure its obligations under this Agreement by granting liens on certain of its assets to NFF as provided in the Loan Documents (defined below in Section 2.1(a)); and

WHEREAS, NFF is not willing to make loans hereunder unless the obligations of Borrower are secured as described above.

NOW, THEREFORE, in consideration of the promises herein contained, and each intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1. THE LOANS

1.1 Loan.

(a) NFF agrees, upon the terms and conditions set forth in this Agreement, to provide working capital loans to Borrower in an aggregate amount of $4,000,000 (the “Commitment”). NFF agrees to make disbursements against the Commitment (each, a “Loan” and collectively, the “Loans”) to Borrower in amounts of up to $500,000 each upon satisfaction of the conditions in SECTION 2. Loans may be disbursed from time to time between the Closing Date (defined below in Section 2.1) to but excluding December 31, 2020 or such earlier date on which the Commitment terminates) in an aggregate principal amount not exceeding the Commitment. No more than one Loan shall be made in any calendar quarter. Amounts repaid or prepaid in respect of the Loans may not be re-borrowed.

(b) To request a Loan, Borrower shall notify NFF of such request by telephone or electronic transmission not later than 11:00 a.m., New York City time, three (3) business days before the requested funding date. Each such request by Borrower for a Loan shall be confirmed promptly by delivery to NFF of a written borrowing request substantially in the form of Exhibit A and signed by Borrower (a “Borrowing Request”). Each Loan shall be made by wire transfer to an account as directed by Borrower in the applicable Borrowing Request, upon satisfaction of the conditions set forth in Section 2.2 and, in the case of the initial Loan, Section 2.1.

(c) NFF reserves the right to delay or withhold a Loan if it finds any Borrowing Request does not comply with the requirements of this Agreement in any way or if NFF determines that there has been a material adverse change in business, assets, operations, prospects or condition, financial or otherwise, of the Borrower. In the event NFF delays or withholds any Loan, Borrower shall have a reasonable time to remedy the situation to NFF’s satisfaction and resubmit the Borrowing Request.

1.2 Payment at Maturity; Evidence of Debt.

(a) Borrower unconditionally promises to pay NFF:

(i) interest on the principal balance of the Loans on a monthly basis, commencing on the first day of the first month following the first full month after the first loan is disbursed and continuing on the first day of each month thereafter, until and including the twenty-four (24) month anniversary of the first day of the first month after the Closing Date (the “Interest Only Period”). Provided that no Event of Default then exists beyond the applicable notice and cure period, and to the extent funds are available in the Interest Holdback (defined below in Section 1.7(c)) to pay the same, NFF may make advances from the Interest Holdback in payment of monthly interest payments due hereunder in which event the principal balance of the Loans shall increase in an amount equal to the interest payment so advanced;

(ii) monthly installments of principal and interest, commencing on the first day of the first month following the Interest Only Period and continuing on the first day of each succeeding month, sufficient to repay the outstanding principal of the Loans and interest accruing thereon in thirty-six (36) equal consecutive monthly installments of principal and interest, such that each monthly payment shall be $122,141.37 (assuming the Commitment is fully disbursed). Each installment of principal and interest shall be applied first to the payment of accrued interest and the balance shall be applied to the payment of principal; and

(iii) the entire outstanding principal balance plus all accrued and unpaid interest thereon, if not sooner paid, on the five-year anniversary of the first day of the first month following the first full month after the Closing Date (the “Maturity Date”).

(b) The Loans shall be evidenced by a single promissory note substantially in the form of Exhibit B (the “Note”), payable to the order of NFF in an amount equal to the aggregate unpaid principal amount of the Loans.

(c) The obligation of Borrower to make payments of principal and interest on the Loans and to make all payments of fees and expenses provided for pursuant to this Agreement and the other Loan Documents shall be a general obligation of Borrower. Such obligations shall not be limited, restricted or conditioned upon receipt by Borrower of specific grant or operating funds or the collection of any receivable or expected payment.

1.3 Mandatory Payments.

(a) If, at any time or for any reason, the amount of the aggregate outstanding principal of the Loans owed by Borrower to NFF is greater than the limitations set forth in Section 1.1(a), Borrower shall immediately pay to NFF, in cash, the amount of such excess, which amount shall be used by NFF to reduce the aggregate outstanding principal of the Loans in accordance with the priorities set forth in Section 1.8(b).

1.4 Cash Collateral.

(a) Borrower shall establish a cash collateral account in its name, using Borrower’s federal taxpayer identification number, held at U.S. Bank, N.A. (the “Cash Collateral Account”), which Cash Collateral Account shall be pledged to NFF as security for the Loans. Any interest earned on such funds in the Cash Collateral Account (the “Cash Collateral”) shall be treated by the Borrower as income of the Borrower for federal income tax purposes.

(b) Borrower shall fund the Cash Collateral Account in immediately available funds as follows: (i) on the first date of disbursement of a Loan following the Closing Date, $75,000, plus an amount equal to twenty-five percent (25%) of such disbursement, and (ii) on each subsequent date of disbursement of any Loan, an amount equal to twenty-five percent (25%) of such disbursement; provided, however, that the total amount deposited into the Cash Collateral Account (exclusive of interest earned on such account) shall not exceed $1,000,000.

(c) NFF in its sole discretion may release a portion of the Cash Collateral from time to time to Borrower as provided herein following the fulfillment of each of the following conditions: (i) Borrower has achieved the projected operating surpluses, as detailed on Schedule 1.4 attached hereto; and (ii) Borrower has achieved compliance with the financial covenants set forth in Section 4.16 on an annual basis, except that in the case of the Debt Service Coverage Ratio (defined below, see Section 4.16(a)), Borrower shall have achieved a Debt Service Coverage Ratio of not less than 1.20 to 1.00. In such event, the amount of Cash Collateral released from the Cash Collateral Account to Borrower shall equal twenty-five percent of the principal payments made by Borrower to NFF in the prior fiscal year.

1.5 Prepayments Generally.

(a) Borrower will have the right without penalty or premium once in any calendar month to prepay the Loans in whole or in part on the terms set forth in this Agreement.

(b) Any prepayment of Loans will be applied in accordance with Section 1.8 and to pay scheduled payments of principal of the Loans in inverse order of maturity, beginning with Loans due to NFF on the Maturity Date and then to scheduled payments of principal pursuant to Section 1.2 above, beginning with those with the latest due dates.

(c) Any prepayment of outstanding principal of the Loans shall be accompanied by accrued interest to the extent required by Section 1.7.

1.6 Fees.

(a) Borrower shall pay to NFF a non-refundable facility fee equal to three quarters of one percent (.75%) of the amount of the Commitment (the “Facility Fee”), $[20,000] of which was paid by Borrower in connection with Borrower’s acceptance of a commitment letter from NFF, and the balance of which will be paid on the Closing Date.

(b) Borrower shall pay to NFF a documentation fee equal to $3,000 (the “Documentation Fee”) on the Closing Date.

1.7 Interest.

(a) The Loans shall bear interest for each day at the following rate (the “Interest Rate”):

(i) a fixed rate of interest of 6.25% per annum.

(ii) All interest hereunder will be computed on the basis of a 360-day year and will be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Upon the occurrence of and during the continuance of an Event of Default (after any applicable notice and cure periods) under any of the Loan Documents, at NFF’s option, the computation of the Interest Rate shall immediately and without further action by NFF be based on a rate of interest that is the lesser of 4% over the Interest Rate or the highest rate permitted by law (the “Default Rate”). Interest due hereunder based on such Default Rate shall be in addition to any fee due pursuant to Section 1.8(c).

(c) Loan proceeds in the amount of $300,000 shall be held back by NFF (the “Interest Holdback”) and shall be used by NFF during the Interest Only Period to make payments of accrued interest due hereunder in accordance with the terms hereof.

(d) Interest accrued on each Loan shall be payable in arrears beginning on the first day of the first month set forth in Section 1.2 above and continuing on the first day of each calendar month thereafter; provided that (i) interest accrued pursuant to Section 1.7(b) shall be payable on demand and (ii) upon (A) any mandatory or voluntary prepayment of all or any part of the outstanding principal of the Loans or (B) any mandatory payment pursuant to Section 1.3, interest accrued on such principal amount paid shall be payable on the date of such payment.

1.8 Payments Generally.

(a) Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest or fees, or otherwise) no later than the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off, counterclaim, withholding or deduction of any kind whatsoever. Any amount received after such time on any day may, in NFF’s sole discretion, be deemed to have been received on the next succeeding day for purposes of calculating interest thereon. All such payments shall be made payable to Nonprofit Finance Fund, c/o Community Reinvestment Fund USA, 801 Nicollet Mall, Suite 1700 West, Minneapolis, MN  55402, Attention:  Loan Servicing, or at such other place as NFF may designate by written notice to Borrower, in lawful money of the United States of America.

(b) If at any time NFF receives insufficient funds from Borrower to pay fully all amounts of principal, interest and fees then due hereunder, such funds received shall be applied (i) first, to pay costs and expenses due to NFF hereunder, (ii) second, to pay interest then due hereunder, (iii) third, to pay fees (other than fees due pursuant to clause (c) of this Section) then due hereunder, (iv) fourth, to pay fees, if any, then due pursuant to clause (c) of this Section, and (v) fifth, to pay principal then due hereunder; provided that NFF may apply insufficient funds differently at its sole discretion.

(c) In addition, if any principal of or interest on any Loan or other amount payable by Borrower hereunder is ten (10) or more days past due, whether due at stated maturity, upon acceleration or otherwise, Borrower agrees to pay a late charge of five percent (5%) of the amount which is past due.

(d) All payments under the Loan Documents shall be made free and clear of, and without deduction for, any taxes, duties, charges assessments, fees or withholdings (collectively, “Taxes”) assessed, levied or charged by any governmental agency or other taxing authority; provided, that if Borrower is required by law to deduct any Taxes from any such payment, (i) the sum payable shall be increased as necessary so that after making all required withholdings or deductions, NFF receives the sum it would have received had no such withholdings or deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant governmental authority or taxing authority in accordance with applicable Law.

SECTION 2. CONDITIONS OF LENDING

2.1 Conditions of Initial Loan.

The obligations of NFF to make Loans hereunder shall not become effective until the date on which each of the following conditions are satisfied to the sole satisfaction of NFF (or waived in accordance with Section 6.3) (the “Closing Date”):

(a) NFF shall have received this Agreement and the Note duly executed by Borrower (together with the Security Documents, the “Loan Documents”).

(b) NFF shall have received payment of all fees (including the Facility Fee and the Documentation Fee) and other amounts due and payable to NFF on or before the Closing Date, including, to the extent invoiced, all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by Borrower under the Loan Documents.

(c) NFF shall have received (i) a Security Agreement substantially in the form attached hereto as Exhibit E (the “Security Agreement”) duly executed by Borrower, (ii) a Bank Account Pledge Agreement duly executed by Borrower; (iii) a Deposit Account Control Agreement with respect to the Cash Collateral Account, in form and substance satisfactory to NFF; and (iv) all other documents, information and fees necessary and required to perfect NFF’s security interest in the Cash Collateral (as defined in the Security Agreement), including but not limited to all necessary UCC financing statements of Borrower (collectively, the “Security Documents”).

(d) NFF shall have received the draw schedule showing the timing of disbursements of the Loan and a calculation showing the total amount of interest expense to be paid on the Loan during the Interest Only Period;

(e) NFF shall have received evidence of the investment of $1,300,000 by Borrower in the Project;

(f) NFF shall have received true, correct and complete copies of the articles of incorporation and the bylaws of Borrower.

(g) NFF shall have received a recent (not more than thirty (30) days old) search of UCC financing statements, litigation and judgment and tax liens.

(h) NFF shall have received evidence of the termination of that certain line of credit from Wells Fargo Bank, N.A. to Borrower, and the termination of liens related thereto;

(i) NFF shall have received a certificate of an officer of Borrower in substantially the form of Exhibit C certifying, among other things, that attached or appended to such certificate is a true and correct copy of (i) the articles of incorporation and by-laws of Borrower and (ii) the resolutions adopted by the Board of Directors of Borrower authorizing the execution, delivery and performance of the Loan Documents.

(j) NFF shall have received a completed community benefit impact survey (the “Community Benefit Impact Survey”).

(k) NFF shall have received, in form and substance satisfactory to NFF, the following documents:

(i) Borrower’s most recent cash flow projection forecasting the next twelve (12) months of operations, including revenues, expenses and capital expenditures;

(ii) Borrower’s statement of income and expenses (A) for the last full year completed prior to the Closing Date and (B) for the year to date through October 31, 2018;

(iii) A Good Standing Certificate from the state of Borrowers jurisdiction of organization dated within sixty (60) days of closing; and

(iv) True, correct and complete copies of all insurance policies and valid certificates of insurance required pursuant to Section 4.15.

(l) NFF shall be provided with true, correct and complete copies of all fully executed agreements, instruments and documents which evidence, secure or guaranty payment or performance of all indebtedness, including but not limited to its the Regulation A+ offering (the “Regulation A+ Offering”), all of which must be acceptable to NFF in its sole discretion.

(m) NFF shall be provided with a true, correct and complete copy of the fully executed letter of interest from Microsoft Corporation to purchase $1,000,000 of securities of Borrower pursuant to the Regulation A+ Offering.

(n) NFF shall have received a favorable written opinion (addressed to NFF and dated as of the Closing Date) of the counsel for Borrower in form and substance satisfactory to NFF.

(o) NFF shall have received such additional documents, agreements and certificates as NFF shall reasonably request, and all corporate and other proceedings, documents, agreements and certificates and all legal matters in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to NFF and its counsel.

2.2 Conditions of All Loans.

The obligation of NFF to fund any Loan is also subject to the satisfaction of each of the following conditions to the sole satisfaction of NFF (unless waived by NFF in accordance with Section 6.3):

(a) NFF shall have received a current statement of the Project budget, which shall include (i) initial projections at of Closing Date, as set forth on Exhibit D attached hereto, (ii) actual expenditures as of the date of the Loan request, (iii) any and all changes to project budget since initial projections, and (iv) notes accompanying any such changes (together, the “Project Budget”).

(b) NFF shall have received evidence of the funding of the Project by the Microsoft Corporation in the amount of $1,000,000 as a condition for NFF to fund any Loan that would cause the outstanding amount of the Loans to exceed $1,000,000.

(c) The representations and warranties of Borrower set forth in the Loan Documents shall be true on and as of the date of such Loan as if made on such date (unless the representations and warranties expressly refer to a different date).

(d) Immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.

(e) NFF shall have received a Borrowing Request with respect to the Loan(s), for such Loan(s) to be made not later than 11:00 a.m., New York City time, three (3) business days before the requested funding date.

(f) No event or series of events that has had or could reasonably expected to have a material adverse effect on (i) Borrower’s operations, properties, assets, prospects or condition, (ii) Borrower’s ability to perform its obligations under the Loan Documents in a timely manner, or (iii) legality, validity, binding effect or enforceability of the Loan Documents or NFF’s rights thereunder.

Each Loan shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in clauses (a) and (d) of this Section.

SECTION 3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to NFF that, as of the Closing Date and each other date on which a Loan is made:

3.1 Organization.

Borrower is a nonprofit public benefit corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Borrower is duly qualified or licensed to do business as a foreign corporation, if applicable, in good standing in all the jurisdictions in the United States in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except where failures to do so could not reasonably be expected to result in a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Borrower, (b) the ability of Borrower to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to NFF under any Loan Document (a “Material Adverse Effect”).

3.2 Authorization; Enforceability.

Borrower has full power, authority and legal right to enter into the Loan Documents. The Loan Documents and all other documents or instruments executed or delivered in connection herewith have been duly authorized by all necessary action on the part of Borrower, have been duly executed and delivered and are the legal, valid and binding obligations of Borrower and are enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3 Tax Exempt Status.

The Internal Revenue Service (the “IRS”) has determined that Borrower is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended ( the “Code”), and is classified as other than a private foundation under Section 509(a) of the Code, and such determination continues in full force and effect.

3.4 Financial Statements; No Material Adverse Change.

The financial statements heretofore delivered by Borrower to NFF present fairly, in all material respects, the financial position of Borrower as of such dates and the changes in its net assets and its cash flows for the periods then ended in accordance with generally accepted accounting principles consistently applied. Since the date of the most recent financial statements, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of Borrower.

3.5 Litigation; Judgments.

Except as set forth in Schedule 3.5, there are no actions, suits or proceedings pending against or, to the knowledge of Borrower, threatened against or affecting Borrower by or before any arbitrator or court or governmental or administrative body or agency. Borrower is not subject to any judgment, confession of judgment, injunction, decree, order, order to show cause, writ, lien or attachment of any kind, whether or not final or contingent, and none of the foregoing has been filed, recorded or otherwise attached to any of Borrower’s properties.

3.6 Indebtedness.

Borrower does not have any outstanding indebtedness except for (a) indebtedness evidenced by the Note and (b) as set forth in Schedule 3.6.

3.7 Liens.

There are no outstanding liens against any of Borrower’s properties except for (a) liens on the Collateral (as defined in the Security Agreement) granted by Borrower under the Security Documents (the “Transaction Liens”) and (b) as set forth in Schedule 3.7. The Transaction Liens are valid and perfected security interests and liens on the Collateral.

3.8 No Conflict.

The execution, delivery and performance by Borrower of the Loan Documents will not conflict with or result in any breach or violation of any of the terms and conditions of, or constitute a default under, or give rise to a right to require Borrower to make any payment under, or result in the creation of any lien (other than the Transaction Liens) or encumbrance upon any assets or properties of Borrower pursuant to (a) the articles of incorporation or by-laws or other organizational or constituent documents of Borrower, (b) any Law or requirement imposed under any permit or by any governmental authority applicable to Borrower, (c) any judicial order, judgment, injunction or decree to which Borrower is a party or by which it is bound or (d) any other agreement to which Borrower is a party or by which it is bound.

3.9 Consent.

No authorization, consent, approval, exemption or other actions by, registration or filing with, any court, administrative or governmental or other public body is required on the part of Borrower in connection with the execution, delivery or performance of the Loan Documents except such as have been obtained or made and are in full force and effect and filings necessary to perfect the Transaction Liens.

3.10 Government Approvals.

Borrower has obtained all governmental approvals from, and has given all such notices to, and has taken all such other actions with respect to such governmental authorities as may be required under applicable Laws for the operation of its business, or Borrower has taken all reasonably necessary steps so that the obtaining of such approvals will not materially delay the operation of its business.

3.11 Properties.

Borrower has good and marketable title to, or valid and subsisting leasehold interests in, all real and personal property material to its business or operations, including the Collateral, except for minor defects in title that do not interfere with its ability to conduct its business or operations as currently conducted or to utilize such properties for their intended purposes.

3.12 Compliance with Laws and Agreements.

Borrower is in compliance with all federal, state or local laws, rules, regulations, statutes, ordinances, codes, orders, injunctions or decrees (collectively, “Laws”) applicable to it or its property and all leases, agreements and other instruments binding on it or its property, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No default (however defined) under any such agreement or instrument has occurred and is continuing.

3.13 Taxes.

Borrower has timely filed or caused to be filed all tax returns and reports required to have been filed by it and has paid or caused to be paid all taxes required to have been paid by it as and when due.

3.14 Insurance.

All premiums in respect of all insurance maintained by or on behalf of Borrower, including all insurance required hereunder, have been paid. Borrower believes that the insurance maintained by or on behalf of Borrower is adequate. All insurance policies have been issued by a carrier admitted in the state where the Borrower is located and with an A.M. Best rating of not less than A- VIII.

3.15 Disclosure.

Borrower has disclosed to NFF all agreements, instruments and corporate or other restrictions to which Borrower is subject, and all other matters known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the information contained in this Agreement, the Loan Application or any other instrument, document, list, certificate, statement, schedule or exhibit delivered to NFF in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any untrue statement or material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

SECTION 4. COVENANTS

Until the Commitment has expired or terminated and the principal and interest on each Loan and all fees payable hereunder have been paid in full, Borrower covenants and agrees with NFF that:

4.1 Corporate Existence.

Borrower will do or cause to be done all things necessary (a) to preserve and keep in full force and effect its corporate existence and rights and franchises material to its business and (b) to preserve and keep in full force and effect the IRS determination that Borrower is an organization described in Section 501(c)(3) of the Code and is classified as other than a private foundation under Section 509(a) of the Code. Borrower shall not amend its organizational or constituent documents without giving NFF prior written notice thereof.

4.2 Financial Statements and Other Information.

Borrower will furnish to NFF:

(a) as soon as available and in any event within 180 days after the end of each fiscal year of Borrower, audited financial statements of Borrower prepared in accordance with generally accepted accounting principles consistently applied;

(b) as soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year, financial statements of Borrower prepared in accordance with generally accepted accounting principles consistently applied and certified by the Chief Financial Officer or Executive Director of Borrower;

(c) no later than 15 days prior to the expiration of coverage, ACORD certificates of insurance evidencing the annual renewal of all insurance policies and showing NFF named (i) as a loss payee under any builder’s risk, all risk or other property insurance relating to the Property, and (ii) as an additional insured under all liability insurance policies maintained by Borrower, including the ones required under Section 4.15;

(d) as soon as available and in any event within 30 days after the end of each fiscal year of Borrower, Borrower shall provide a copy of its annual budget for such fiscal year, approved by the Board of Directors of the Borrower;

(e) no later than March 31 of each calendar year, a completed Community Benefit Impact Survey; and

(f) promptly following any request therefor, such additional information, reports or financial statements as NFF, from time to time, may reasonably request.

4.3 Notices.

Borrower will furnish to NFF prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) any development in the business or affairs of Borrower that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(c) any upcoming change in senior management, as such term is defined in the Regulation A+ Offering; and

Each notice delivered under this Section shall be accompanied by a statement describing the nature thereof and the action Borrower proposes to take with respect thereto.

4.4 Payment of Taxes and Other Obligations.

Borrower will pay (a) all of its debts and other obligations and liabilities, including, but not limited payroll obligations, and (b) all taxes, assessments and other governmental charges on its income and properties, in each case as and when the same are due, and in all events before the same shall become delinquent or in default such that interest or penalties would accrue, except where (i) the validity or amount thereof is being diligently contested in good faith by appropriate proceedings, (ii) Borrower has set aside on its books reserves with respect thereto that are adequate in NFF’s judgment, (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any lien securing such obligation, or Borrower has posted such bonds or other security or instruments as may be necessary to remove any such lien from title to any of Borrower’s assets or properties, and (iv) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

4.5 Maintenance of Properties and Leases.

Borrower will (a) preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) preserve, protect, perform all of its obligations under, and enforce any leases or subleases except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.6 Proper Records; Rights to Inspect and Appraise.

Borrower will keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities. Borrower will permit any representatives designated by NFF, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, to audit such books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Borrower shall pay the reasonable fees and expenses of any representatives retained by NFF to conduct any such inspection, examination or audit.

4.7 The Loans.

With respect to the Loans, Borrower agrees:

(a) That NFF and its investors have the right to publicize the Loans and credit their involvement therewith; and

(b) To include reference to NFF and its role in providing financing for Borrower in any press releases, publications, newsletters or other materials regarding or describing its financing arrangements.

4.8 Compliance with Laws.

Borrower will comply with all Laws applicable to it or its property, except where failures to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.9 Use of Proceeds.

The proceeds of the Loans will be used only for research and development costs related to its NGO Technology Marketplace and Global Validation & Data Services business lines and for the other purposes set forth herein.

4.10 Other Indebtedness.

(a) Without the prior written consent of NFF, Borrower shall not incur, create, assume, or be liable in any manner with respect to, or permit to exist, any indebtedness (including indebtedness of others guaranteed by Borrower or secured by any of Borrower’s assets or properties) except for (a) indebtedness evidenced by the Note and (b) indebtedness existing on the date hereof and listed in Schedule 3.6, and (c) investments in Borrower made through its Regulation A+ Offering, which shall be issued on the following terms: (i) unsecured, non-recourse, subordinate in payment priority to the Loan, (ii) interest-only though the maturity date, with interest paid annually at 2% to 5% per annum, (iii) a maturity date of not less than five years from the date of issuance, (iv) the maturity date, while stated in the Offering, must be subject to Borrower’s right of refusal and ability to extend such maturity date at its discretion for an additional five years, (v) principal and accrued, unpaid interest shall be due within 60 days of the maturity date; and (vi) investors may forgive repayment on all or a portion of the principal on their notes, which should translate directly into a tax-deductible donation to Borrower.

(b) Borrower shall not make any payments to any lender or investor, except regularly scheduled payments, without the prior written approval of NFF, which NFF may approve in its sole discretion.

4.11 Liens.

Without the prior written consent of NFF, Borrower shall not create or permit to exist any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (a) Transaction Liens and (b) liens existing on the Closing Date and listed in Schedule 3.7.

4.12 Investments, Loans, Advances, Guarantees and Acquisitions.

After the Closing Date, Borrower will not (a) purchase, hold or acquire any additional (i) capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests, or any warrants, options or other rights to acquire such shares or interests, in or (ii) evidence of indebtedness or other security (including any option, warrant or other right to acquire any of the foregoing) of, (b) make or permit to exist any loan or advance to, (c) guarantee any obligation of, or (d) make or permit to exist any investment or other interest in, any other person or entity without NFF’s prior written consent. The aforementioned restrictions shall not apply to the Borrower’s ownership or other interest in its subsidiaries developed or acquired before the Closing Date and/or any transactions between Borrower and the same. Prior to the occurrence of any such event after the Closing Date, Borrower will provide reasonable prior written notice (email is sufficient) to Lender.

4.13 Asset Sales.

Borrower will not sell, transfer, lease or otherwise dispose of any property, except sales of inventory and worn out or surplus equipment in the ordinary course of business; provided that all sales, transfers, leases and other dispositions permitted by this Section shall be made for fair market value.

4.14 Certain Payments of Debt.

Borrower will not make or agree to pay or make, directly or indirectly, any payment or other distribution of or in respect of principal of or interest on any indebtedness for borrowed money, or any payment or other distribution on account of the purchase, redemption, defeasance or termination of any indebtedness for borrowed money, except (a) payment of indebtedness created under the Loan Documents, (b) prepayments to investors in the Regulation A+ Offering in an aggregate amount of up to $100,000, and any prepayment in excess of such aggregate amount shall not be made without the prior written approval of NFF, which NFF may approve in its sole discretion, and (c) so long as no Default or Event of Default has occurred and is continuing, payment of regularly scheduled interest and principal payments as and when due in respect of any indebtedness.

4.15 Insurance.

(a) Borrower shall procure and maintain general comprehensive liability insurance, protecting Borrower and NFF against loss arising from personal injury and death or damage caused by accident or occurrence, in the amount not less than $1,000,000 per occurrence and $3,000,000 in the aggregate and naming NFF as additional insured. Such insurance may be provided through a combination of primary and excess (or umbrella) policies. All such policies (other than umbrella policies, if such endorsement is not available for umbrella policies) shall name NFF as an additional insured.

(b) Borrower shall procure and maintain workers’ compensation insurance, any state mandated disability benefits insurance, and such other forms of insurance which Borrower is required by Law to provide in at least the coverage amounts required by Law.

(c) All insurance obtained by Borrower shall be purchased from and maintained with financially sound and responsible insurance companies having a rating of not less than A-VIII (or a lower rating provided same is approved in advance by NFF) by Best’s Insurance Guide and authorized to write such insurance in the State of California.  Such insurance shall be written with commercially reasonable deductibles.  All policies obtained by Borrower shall provide for at least thirty (30) days (ten (10) days in the case of non-payment of premiums) written notice to Borrower prior to cancellation, reduction in policy limits or material change in coverage.  All insurance policies obtained by Borrower, including all deductibles, shall be reasonably satisfactory to NFF.  Copies of the insurance policies and endorsements for all insurance required to be obtained by Borrower shall be delivered to NFF prior to the Closing Date.  Borrower shall also deliver to NFF at least thirty (30) days prior to the expiration date of any insurance coverage required to be obtained by Borrower, a certificate stating that there is in full force and effect, with a term of at least a year, insurance in the amounts and of the types required to be obtained by Borrower. All certificates of insurance and “blanket” insurance policies shall specifically cover the Project and shall refer to it by name and address. In the event of the foreclosure of any Security Document or any other transfer of the Project in full or partial satisfaction of the Loan, all rights, title and interest of Borrower in and to all insurance policies and renewals thereof then in force shall pass to the purchaser or grantee.

4.16 Financial Covenants.

(a) Borrower shall maintain a Debt Service Coverage Ratio (defined below) annually calculated as of the end of each fiscal year at least equal to 1.15 to 1.00, which shall be measured as of the end of each fiscal year of Borrower beginning with the fiscal year ending on June 30, 2021, as determined initially based on Borrower’s internally-generated annual financial statements and subsequently on Borrower’s audited financial statements delivered to NFF pursuant to Section 4.2 above.

For the purposes of this Section 4.16(a), the following definitions shall apply:

“Debt Service Coverage Ratio” means the ratio of EBIDA divided by Debt Service.

“EBIDA” means net income, plus interest expense on the Loan, depreciation expense and amortization expense for the fiscal year.

“Debt Service” means the sum of (a) all principal payments paid by Borrower on the Loan, plus (b) interest expense on the Loan, each determined for the fiscal year.

(b) The Minimum Days’ Cash-on-Hand (defined below) of Borrower shall not be less than the following, which shall be measured at the end of each fiscal year of Borrower beginning with the fiscal year ending on June 30, 2019. The determination shall be made first based on internally-generated annual financial statements and second based on the Borrower’s audited financial statements delivered to NFF pursuant to Section 4.2 above:

•	75 days during the fiscal year ending June 30, 2019;
•	75 days during the fiscal year ending June 30, 2020;
•	85 days during the fiscal year ending June 30, 2021;
•	85 days during the fiscal year ending June 30, 2022; and
•	85 days during the fiscal year ending June 30, 2023.

For the purposes of this Section 4.16(b), the following definitions shall apply:

“Minimum Days’ Cash-on-Hand” means the Borrower’s Cash and Equivalents divided by the Borrower’s Operating Expenses multiplied by three hundred sixty-five (365) each determined for the fiscal year.

“Cash and Equivalents” means cash and cash-like investments in accordance with GAAP.

“Operating Expenses” means operating expenses incurred and to be incurred by Borrower through its normal business operations in accordance with GAAP (excluding any non-cash components such as depreciation and amortization) during the fiscal year in question

4.17 Further Assurances.

Promptly upon request by NFF, the Borrower shall (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments (including promptly completing any registration or stamping of documents as may be applicable) as NFF may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject the Borrower’s properties, assets, rights or interests to the Transaction Liens now or hereafter intended to be covered by any of the Security Documents, and (iii) perfect and maintain the validity, effectiveness and intended priority of any of the Security Documents and any of the Transaction Liens intended to be created thereunder.

SECTION 5. EVENTS OF DEFAULT

5.1 Events of Default.

The occurrence of any one or more of the following events (each of which is referred to herein as an “Event of Default”) shall constitute an Event of Default hereunder:

(a) Borrower shall fail to pay (i) any installment of principal, including mandatory prepayments, when due, or (ii) any interest or other sum due under the Note or hereunder within ten (10) days after such interest or other sum was due;

(b) Any representation or warranty made in any Loan Document or in any report, certificate, financial statement or instrument furnished in connection with this Agreement or the Loans shall prove to have been false or misleading when made in any material respect;

(c) Borrower shall fail to observe or perform any covenant or agreement contained in Sections 4.1, 4.2, 4.3(a), 4.4 or 4.9 through 4.16;

(d) Borrower shall violate or fail to comply with any covenant or agreement contained in this Agreement or the Note (other than those specified in clauses (a), (b) or (c) of this Section) and such violation or failure to comply continues for more than thirty (30) days after it first becomes known to Borrower;

(e) The occurrence of an “Event of Default” under the Security Agreement, after the expiration of all applicable notice and cure periods therein;

(f) Borrower (i) fails to pay when due, after the expiration of any applicable grace periods, any amounts owing under or in respect of any indebtedness not created under the Loan Documents or (ii) breaches or defaults under, or any event or condition occurs under, any instrument or agreement evidencing, securing or relating to such indebtedness shall have occurred which permits any person to accelerate payment of such indebtedness;

(g) Borrower, or any creditor of Borrower, shall take any action with respect to Borrower under any bankruptcy, reorganization or insolvency Law, or Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(h) Borrower shall cease for any reason to be exempt from payment of federal income tax under Section 501(a) of the Code as an organization described in Section 501(c)(3) of the Code, or become classified as a private foundation under Section 509(a) of the Code;

(i) Borrower fails to procure or maintain any or all insurance required under Section 4.15 of this Agreement;

(j) Borrower (i) sells all or substantially all of the Borrower’s assets, (ii) permits a merger, consolidation or other capital reorganization or business combination transaction of the Borrower with or into another corporation, limited liability company or other entity, or (iii) the consummation of a transaction, or series of related transactions, which results in a direct or indirect change of control of the Borrower;

(k) Borrower fails to obtain and maintain in full force any government approval, authorization, certificate of need, license, or designation required to operate its business as presently conducted or as contemplated by this Agreement;

(l) Any lien purported to be created under any Loan Document shall cease to be, or shall be asserted by Borrower not to be, a valid and perfected lien on any Collateral, with the priority required by the applicable Loan Document;

(m) The Collateral shall be subjected to sale, transfer or other disposition or lien, encumbrance or other imposition is placed upon the Collateral unless expressly permitted hereunder; or

(n) Any levy, seizure, attachment, condemnation, forfeiture or other similar proceeding shall be brought against or with respect to the Collateral.

5.2 Remedies.

(a) If an Event of Default (except an Event of Default with respect to Borrower described in Section 5.1(g) above) exists, at the option of NFF, NFF may (a) terminate the Commitment, and thereupon the Commitment shall terminate immediately and NFF shall have no further obligation to disburse any Loans and (b) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whether or not the Loans shall be otherwise due and payable and whether or not NFF shall have initiated any other action for the collection of the Loans, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall become due and payable immediately without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower. In the case of any Event of Default with respect to Borrower described in Section 5.1(g) above, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or notice of any kind, all of which are waived by Borrower.

(b) NFF may avail itself of all rights and remedies granted hereunder or pursuant to the Loan Documents or available to a secured party under the Uniform Commercial Code (the “UCC”) including by selling, leasing or otherwise disposing of the Collateral, at any time and from time to time, in whole or in part, at public or private auction and apply the proceeds of any such sale or disposition as hereinafter provided. Reasonable notice of the time and place of such sale of the Collateral shall be sent to the Borrower in accordance with the terms of the UCC.

(c) Any and all remedies in this Agreement, the Security Documents and any other Loan Document may be exercised by NFF in NFF’s sole discretion, such remedies being cumulative and not exclusive, and shall be in addition to all other remedies in favor of NFF now or hereafter existing by statute, at law or in equity.

(d) NFF shall not have any obligation to resort to the Collateral or any other security which is or may become available to it.

(e) With respect to any breach by Borrower of its obligations under Section 4.15, NFF shall be authorized, but not obligated, to procure at the expense of Borrower insurance on the Collateral in such amounts and on such coverage terms as NFF shall determine in its sole discretion to be reasonable and appropriate to protect the Collateral, and the cost of such insurance shall be added to the outstanding debt under this Agreement.

5.3 Application of Proceeds.

NFF shall apply the proceeds of any sale or other disposition of the Collateral in the following order: first, to the payment of the expenses, fees and other amounts (including the fees and expenses of NFF’s counsel) incurred by NFF in retaking, holding and preparing any of the Collateral for sale(s) or other disposition, in arranging for such sale(s) or other disposition, and in actually selling or disposing of the same (all of which are part of the Obligations); second, toward repayment of any amounts expended by NFF hereunder; and third, toward payment of the balance of the obligations in such order and manner as NFF, in its discretion, may deem advisable. Any surplus remaining shall be delivered to Borrower or as a court of competent jurisdiction may direct. If the proceeds are insufficient to pay the obligations in full, Borrower shall remain liable for any deficiency.

SECTION 6. MISCELLANEOUS

6.1 Entire Agreement.

This Agreement, the Loan Documents, and the attached schedules and exhibits constitute the entire agreement between the parties with respect to the transactions contemplated and supersede all prior agreements and understandings, written or oral. The attached schedules, the Loan Documents, and exhibits are incorporated in and made a part of this Agreement.

6.2 Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, any notice or other communication required or permitted hereunder or under the Loan Documents shall be (a) in writing and (b) shall be delivered personally, by recognized overnight delivery service, by fax, e-mail or similar electronic transmission, or by certified, registered or express mail, and shall be deemed to have been given when delivered in person, by delivery service and signed for against receipt thereof, upon receipt of facsimile or e-mail, or three business days after depositing it in the United States mail with postage prepaid, to the parties addressed as follows:

If to Borrower:	TechSoup Global 435 Brannan Street, Suite 100 San Francisco, California 94107 Attn: Ken Tsunoda

If to NFF:	Nonprofit Finance Fund 5 Hanover Square, 9th Floor New York, NY 10004 Attn: [removed]

Any party may change its address, telephone number or fax number for notices and other communications hereunder by notice given in accordance with this Section. Any such notice or communication given to any party in accordance with the provisions of this Agreement shall be deemed given on the date of receipt.

6.3 Waiver; Amendments.

(a) No delay or failure by either party in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof. No waiver on the part of either party of any right, power or privilege hereunder shall operate as a waiver of any other right, power or privilege hereunder. No single or partial exercise of any right or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies of NFF hereunder and under the other Loan Documents are cumulative and not exclusive. No waiver of any provision of any Loan Document or consent to any departure by NFF therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether NFF had notice or knowledge of such Default at the time.

(b) No Loan Document or provision thereof may be waived, amended or modified unless in writing and signed by the party to be bound.

6.4 Successors and Assigns; Participations.

This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and assigns permitted by this Agreement. NFF may assign to one or more assignees all or any portion of its rights and obligations under this Agreement (including all or a portion of its Commitment at the time and any Loans at the time owing to it) or sell participations or other interests in the Loans. Lender may disclose to any actual or prospective assignee or transferee of the Loans, or any actual or prospective purchaser of a participation or other interest in the Loans, any financial or other information or materials in the possession of Lender relating to Borrower or its affiliates, the Loans or the Project, at any time or times, without the need for any prior approval or consent from Borrower. If NFF assigns less than all of its interest hereunder, or assigns interests hereunder to more than one assignee, upon NFF’s request, Borrower shall enter into amendments to this Agreement and the other Loan Documents to add customary agency and collateral agency provisions. Borrower may not assign or otherwise transfer any of its rights and obligations under this Agreement without the prior written consent of NFF (and any attempted assignment or transfer by Borrower without NFF’s consent shall be null and void). Nothing in this Agreement, express or implied, shall be construed to give any person (except the parties to this Agreement, their respective successors and assigns permitted by this Agreement and, to the extent expressly provided herein, NFF’s affiliates and the directors, officers, employees, agents and advisors of NFF and its affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.

6.5 Expenses; Indemnity.

(a) Borrower shall reimburse NFF for all reasonable third party fees, costs, and expenses, including but not limited to attorneys’ fees, reasonably incurred by NFF in the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and/or in connection with the enforcement or protection of NFF’s rights in connection with the Loan Documents (including its rights under this Section) or the Loans, including all such expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

(b) Borrower will indemnify, defend and hold NFF and its affiliates and the respective directors, officers, employees, agents and advisors of NFF and its affiliates (each such person, an “Indemnitee”) harmless against and with respect to any liability, obligations, claims, losses or damages, costs and expenses (including reasonable attorneys’ fees) arising from or relating to (i) this Agreement or any other Loan Document, (ii) any act or omission of Borrower in connection with or related to any Loan, (iii) any Loan or the use of the proceeds therefrom, (iv) the enforcement of any of NFF’s rights under the Loan Documents and (v) any actual or prospective claim, litigation, investigation or proceeding of third parties relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that no Indemnitee will be entitled to indemnification if any liability, obligations, claims, losses or damages, costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee’s gross negligence or willful misconduct.

(c) Borrower shall not assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated by this Agreement, any Loan or the use of the proceeds thereof.

(d) If any action, suit or other proceeding within the scope of the indemnities in Section 6.5(b) is brought against any Indemnitee, such Indemnitee shall notify Borrower of the commencement thereof, and Borrower shall be entitled, at its expense, acting through counsel reasonably acceptable to such Indemnitee, to participate in, and, to the extent that Borrower desires, to assume and control the defense thereof. If Borrower assumes the defense of any such action, suit or proceeding, such Indemnitee shall be entitled to participate in such action, suit or proceeding at its own expense. Notwithstanding the foregoing, Borrower shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, in the opinion of such Indemnitee, such action, suit or proceeding involves the potential imposition of criminal liability upon such Indemnitee or a conflict of interest between such Indemnitee and Borrower or between such Indemnitee and another Indemnitee (unless such conflict of interest is waived by the affected Indemnitees), and in such event (other than with respect to disputes between such Indemnitee and another Indemnitee) Borrower shall pay the reasonable expenses of such Indemnitee in such defense. If Borrower has assumed the defense of any such action, suit or proceeding, it shall promptly report to such Indemnitee on the status of such action, suit or proceeding as material developments occur and from time to time as requested by such Indemnitee and shall deliver to such Indemnitee a copy of each document filed or served on any party in such action, suit or proceeding and each material document which Borrower possesses relating to such action, suit or proceeding. If Borrower has assumed the defense of any such action, suit or proceeding, such Indemnitee shall not settle such action, suit or proceeding without Borrower’s prior consent; provided, however, that if any Indemnitee determines that failure to compromise or settle any such action, suit or proceeding is likely to subject such Indemnitee to civil, criminal or administrative penalties, to result in the loss, suspension or impairment of a license or Permit held by such Indemnitee or to cause material damage to such Indemnitee’s reputation, such Indemnitee shall be entitled to compromise or settle such action, suit or proceeding without Borrower’s consent, and Borrower shall indemnify such Indemnitee for all costs of such settlement.

(e) Borrower shall pay all amounts due under this Section within 20 days after written demand.

6.6 Survival.

All covenants, agreements, representations and warranties made by Borrower in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents (a) shall be considered to have been relied upon by the other parties to this Agreement and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such party or on its behalf and notwithstanding that NFF may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and (b) shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid or the Commitment has not expired or terminated. The provisions of Section 6.5 shall survive and remain in full force and effect regardless of the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.

6.7 Counterparts; Effectiveness.

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement, and any party hereto may execute this Agreement by signing one or more counterparts. Except as provided in Section 2.1, this Agreement (i) will become effective when NFF shall have signed this Agreement and received counterparts that, when taken together, bear the signatures of each of the other parties hereto and (ii) thereafter will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax will be effective as delivery of a manually executed counterpart of this Agreement.

6.8 Severability.

If any provisions of this Agreement shall for any reason be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been in this Agreement.

6.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

(b) IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, EACH PARTY: (I) IRREVOCABLY CONSENTS AND SUBMITS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN SUCH STATE AND (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). Each party to this Agreement (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section. Each party to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that NFF may otherwise have to bring any action or proceeding relating to any Loan Document against Borrower or its properties in the courts of any jurisdiction.

(c) Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section. Each party to this Agreement irrevocably waives, to the fullest extent permitted by law, the defense of inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.2. Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

6.10 No Third Party Beneficiaries.

NFF’s agreement to make the Loans to Borrower under this Agreement is solely for the benefit of Borrower, and no other person or entity (including any contractor, subcontractor, supplier, workman, carrier, warehouseman or materialman) shall have any rights under this Agreement or under any other Loan Document.

6.11 Reinstatement.

Borrower’s obligations under this Agreement shall be automatically reinstated if and to the extent that any payment by or on behalf of Borrower hereunder or under any other Loan Document is rescinded or must be otherwise restored by NFF for any reason, whether as a result of any proceedings in bankruptcy or reorganization or otherwise,

6.12 Limitation of Liability.

NO CLAIM SHALL BE MADE BY ANY PARTY HERETO, OR ANY OF SUCH PARTY’S AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS, ADVISORS, CONSULTANTS OR AGENTS, AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS, ADVISORS, CONSULTANTS OR AGENTS, FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

6.13 Limitation on Interest Rate and Other Charges.

If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by NFF as compensation for fees, services or expenses incidental to the making, negotiating or collection of the Loans, shall be determined by any court, governmental agency or tribunal of competent jurisdiction to exceed the maximum rate of interest permitted to be charged by NFF to Borrower under applicable Law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid that is attributable to interest that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.

6.14 Rules of Construction.

The rules of construction in Appendix 1 shall apply to the construction and interpretation of this Agreement.

6.15 Headings.

The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the day and year first above written.

NONPROFIT FINANCE FUND

By:
	Name:	[removed]
	Title:	[removed]

TECHSOUP GLOBAL

By:
	Name:	Rebecca Masisak
	Title:	Chief Executive Officer

Appendices, Exhibits and Schedules

Note: All Appendices, Exhibits and Schedules to the Nonprofit Finance Fund Loan Agreement are omitted from TechSoup Global's Form 1A Offering Exhibit.

A list and description of contents are provided below and will be made available to the Commission upon request.

Appendix 1:	Definitions Index and Rules of Construction
Exhibit A:	Form of Borrowing Request
Exhibit B:	Form of Note
Exhibit C:	Form of Officer’s Certificate
Exhibit D:	Project Budget
Exhibit E:	Form of Security Agreement
Schedule 1.4:	Projections
Schedule 3.5:	Litigation
Schedule 3.6:	Outstanding Indebtedness
Schedule 3.7:	Existing Liens